Exhibit 99.1

Olin Updates Pension Plan Guidance

    NORWALK, Conn.--(BUSINESS WIRE)--Feb. 4, 2004--Olin Corporation (NYSE:OLN) today updated its previous guidance concerning its pension plan. In a press release issued on January 29, 2004, the Company disclosed that it estimated its non-cash pension expense for the full year 2004 would increase in the $20 million pretax range over 2003 levels and would continue to increase by about $10 million per year over the next few years. Olin also estimated that only minimal contributions to the plan would be required until 2006. These estimates did not assume that the Company would make a voluntary contribution to the pension plan.
    The Company now plans to make a voluntary contribution to the pension plan of approximately $125 million with the proceeds from the issuance of common stock. Olin expects the 2004 voluntary contribution will have a beneficial effect on the 2004 pension expense of approximately $10 million pretax ($6 million after tax). Therefore, it is now expected that the non-cash pension pretax expense in 2004 will be approximately $10 million higher than 2003 ($2.5 million per quarter) and that pension expense will continue to increase by about $10 million per year over the next few years. The voluntary contribution will improve the funded status of the pension plan. Based on revised assumptions and estimates taking into account the 2004 voluntary contribution, the Company now believes that only minimal contributions will be required until 2008.
    Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, metal packages; and stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

    FORWARD-LOOKING STATEMENTS

    This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
    We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "will," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.
    The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2002, include, but are not limited to, the following,:

    -- sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;

    -- extraordinary events, such as additional terrorist attacks or war with one or more countries;

    -- continued or additional economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

    -- the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

    -- an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

    -- unforeseen effects of competition, including the migration by United States customers to low-cost foreign locations;

    -- costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

    -- unexpected litigation outcomes or the impact of changes in laws and regulations;

    -- higher-than-expected raw material and utility or transportation and/or logistics costs;

    -- the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards;

    -- unexpected additional taxes and related interest as the result of pending income tax audits; and

    -- the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan.

    All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

    CONTACT: Olin Corporation, Norwalk
             Investor:
             Richard E. Koch, 203-750-3254
             Press:
             Thomas J. Fitzgerald, 203-750-3831